As filed with the Securities and Exchange Commission on December 26, 2019

Registration No. 333-225380

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

NO. 333-225380

UNDER

THE SECURITIES ACT OF 1933

CARBONITE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	33-1111329
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Avenue de Lafayette

Boston, Massachusetts 02111

(617) 587-1100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gordon A. Davies

Secretary

Carbonite, Inc.

c/o Open Text Corporation

275 Frank Tompa Drive

Waterloo, Ontario, Canada N2L 0A1

(519) 888-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neil Q. Whoriskey, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

212-225-2000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment to the Registration Statement on Form S-3 (No. 333-225380), as amended (the “Registration Statement”), is being filed to remove from registration all unsold securities of Carbonite, Inc. (the “Company”) registered under the Registration Statement.

On November 10, 2019, the Company, Open Text Corporation, a corporation incorporated under the federal laws of Canada (“OpenText”), and Coral Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of OpenText (“Purchaser”), entered into an Agreement and Plan of Merger (the “Agreement”). The Agreement contemplated that Purchaser would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger as a wholly-owned subsidiary of OpenText. The Merger became effective on December 24, 2019 (the “Effective Date”) as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware.

At the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger was converted into the right to receive $23.00 in cash, without interest, and net of applicable withholding of taxes, other than each share (i) to be converted or cancelled pursuant to the Merger Agreement, (ii) owned by the Company’s stockholders who are entitled to and who properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law with respect to such share or (iii) irrevocably accepted for purchase pursuant to the Offer.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post–effective amendment any securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on December 26, 2019.

CARBONITE, INC.

By:	/s/ Gordon A. Davies
Name: Gordon A. Davies
Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Madhu Ranganathan Madhu Ranganathan	Director, President and Treasurer	December 26, 2019

/s/ Gordon A. Davies Gordon A. Davies	Director and Secretary	December 26, 2019

[Signature Page to the Post-Effective Amendment to Form S-3]